Exhibit 5.1

Palo Alto, California 94304-1050 : 650.493.9300 f: 650.493.6811
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

October 31, 2023

ProSomnus, Inc.

5675 Gibraltar Dr.

Pleasanton, CA 94588

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by ProSomnus, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the issuance of up to 5,454,524 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), upon the exercise of certain warrants, each of which is exercisable at a price of $1.00 per share (the “Transaction Warrants” and, the underlying shares, the “Primary Offering Shares”) and (ii) the issuance by the Company, and the offer and sale from time to time by the selling securityholders named in the Registration Statement, of (a) 10,426,000 shares of Common Stock issuable upon the conversion of the Company’s Series A Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock” and, such shares, the “Preferred Conversion Shares”), pursuant to the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, par value $0.0001, dated September 20, 2023 (the “Certificate of Designation”), (b) 2,502,315 shares of Common Stock issuable as dividends to holders of Series A Preferred Stock through September 30, 2026 (the “Preferred PIK Shares”), (c) 14,956,434 shares of Common Stock issuable upon the conversion of the Company’s Senior Secured Convertible Exchange Notes due December 6, 2025 (the “Senior Exchange Notes”), which were issued under that certain Indenture (the “Senior Exchange Note Indenture”), dated October 11, 2023, by and among the Company, ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc. (the “Subsidiary Guarantors”), as guarantors, and Wilmington Trust, National Association (the “Trustee”), as trustee and collateral agent, and the Company’s Subordinated Secured Convertible Exchange Notes due April 6, 2026 (the “Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes” and, such shares of Common Stock issuable upon conversion of the Exchange Notes, the “Exchange Note Shares”), which were issued under that certain Indenture (the “Subordinated Exchange Note Indenture” and, together with the Senior Exchange Note Indenture, the “Exchange Note Indentures”), dated October 11, 2023, by and among the Company, the Subsidiary Guarantors, and the Trustee, (d) 3,704,760 shares of Common Stock issuable upon the conversion of the Company’s Senior Secured Convertible Notes due December 6, 2025 (the “Existing Senior Notes”), which were issued under that certain Indenture (the “Senior Existing Note Indenture” and, together with the Senior Exchange Note Indenture, the “Senior Note Indentures”), dated December 6, 2022, by and among the Company, the Subsidiary Guarantors, and the Trustee, and the Company’s Subordinated Secured Convertible Notes due April 6, 2026 (the “Existing Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes” and, together with the Exchange Notes, the “Convertible Notes” and, such shares of Common Stock issuable upon conversion of the Existing Notes, the “Existing Note Shares”), which were issued under that certain Indenture (the “Subordinated Existing Note Indenture” and, together with the Subordinated Exchange Note Indenture, the “Subordinated Note Indentures”; the Subordinated Note Indentures and the Senior Note Indentures, the “Indentures”), dated December 6, 2022, by and among the Company, the Subsidiary Guarantors, and the Trustee, and (e) 8,228,255 shares of Common Stock issuable as dividends to holders of Subordinated Exchange Notes and the Existing Subordinated Notes (the “PIK Note Shares” and, together with the Preferred Conversion Shares, the Preferred PIK Shares, the Exchange Note Shares and the Existing Note Shares, the “Secondary Offering Shares” and, together with the Primary Offering Shares, the “Securities”).

We are acting as counsel for the Company in connection with the registration of the offering of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or austin beijing boston BOULDER brussels hong kong london los angeles new york palo alto
SALT LAKE CITY san diego san francisco seattle shanghai washington, dc wilmington, de\

ProSomnus, Inc.

October 31, 2023

advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

We have assumed the exercise price of the Transaction Warrants will not be adjusted to an amount below the par value per share of the Common Stock and we express no opinion to the extent that, notwithstanding the current reservation of shares of Common Stock, future adjustments to the price at which the Transaction Warrants, the Series A Preferred Stock or the Convertible Notes convert into or are exercised for shares of Common Stock may cause the Transaction Warrants, the Series A Preferred Stock or the Convertible Notes to be convertible or exercisable into more shares of Common Stock than the number that remain authorized but unissued. We have also assumed that the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization.

In our examination, we have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions, and that the terms of such documents will not change after the date hereof.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.

The Primary Offering Shares have been duly authorized and, when the Primary Offering Shares are issued upon exercise of the Transaction Warrants pursuant to the terms of the Transaction Warrants, will be validly issued, fully paid and nonassessable;

2.

The Preferred Conversion Shares have been duly authorized and, when the Preferred Conversion Shares are issued upon the conversion of outstanding Series A Preferred Stock pursuant to the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable;

3.

The Preferred PIK Shares, provided that the issuance of such shares has been duly authorized by the Company by all necessary corporate action and the Company’s Board of Directors is permitted under applicable law to, and in fact does, declare a dividend or dividends of such shares of Common Stock in respect of the Series A Preferred Stock in accordance with the General Corporation Law of the State of Delaware and the Certificate of Designations and applicable law and the Preferred PIK Shares are issued in accordance with the Certificate of Designations, will be duly authorized and validly issued, fully paid and nonassessable;

4.

The Exchange Note Shares have been duly authorized and, when the Exchange Note Shares are issued pursuant to the terms of the applicable Exchange Note Indenture, will be validly issued, fully paid and nonassessable;

5.

The Existing Note Shares have been duly authorized and, when the Existing Note Shares are issued pursuant to the terms of the Senior Existing Note Indenture or the Subordinated Existing Note Indenture, as applicable, will be validly issued, fully paid and nonassessable; and

6.

The PIK Note Shares provided that the issuance of such shares has been duly authorized by the Company by all necessary corporate action and the Company’s Board of Directors is permitted under applicable law to, and in fact does, declare a dividend or dividends of such shares of Common Stock to holders of Subordinated Exchange Notes and the Existing Subordinated Notes in accordance with the General Corporation Law of the State of Delaware and the applicable Subordinated Note Indenture and applicable law and the PIK Note Shares are issued in accordance with the applicable Subordinated Note Indenture, will be validly issued, fully paid and nonassessable.

ProSomnus, Inc.

October 31, 2023

Our opinion that any document is legal, valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation